Exhibit 99.1

Anthera Pharmaceuticals Reports 2015 First Quarter and Operational Update

•	Completed Interim Analysis from Phase 3 Trial with Blisibimod for Systematic Lupus Erythematosus
•	Completed Interim Analysis from Phase 2/3 Trial with Blisibimod for IgA Nephropathy
•
Increased Cash Position by $43 Million Through Equity Investment by Zenyaku and Equity Offering Received $3 Million Research Award from Cystic Fibrosis Foundation Therapeutics for Phase 3 Development of Sollpura (liprotamase)

Hayward, CA, May 11, 2015 – Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH) today announced financial results and an operational update for the first quarter ended March 31, 2015.

Net loss for the quarter ended March 31, 2015 was $7.7 million, compared to $7.9 million for the same period in 2014.

Research and development expense for the quarter ended March 31, 2015 was $6.0 million, compared to $5.8 million for the same period in 2014.  The increase in research and development expense was primarily due to expansion activities for our BRIGHT-SC IgA nephropathy study and manufacturing activities for our upcoming Phase 3 SOLUTION study with liprotamase.

General and administrative expense for the quarter ended March 31, 2015 was $1.9 million, compared to $1.8 million for the same period in 2014.

Non-operating expense for the quarter ended March 31, 2015 was reduced from $0.3 million to $3,000 mainly as a result of a reduction in interest expense driven by our elimination of all debt financing arrangements in the fourth quarter of 2014.

As of March 31, 2015, we had cash and cash equivalents of $41.6 million, compared to $2.6 million as of December 31, 2014.  The increase in our cash balance was mainly driven by total financing proceeds of $45.5 million received from the sale of our common stock through a public offering for $26.9 million, $11.6 million from the sale of common stock through an at-the-market offering and $7.0 million from an equity investment by our collaborative partner, Zenyaku, in the first quarter of 2015.

First Quarter Operational Update:

Sollpura™ (liprotamase)

Manufacturing activities for liprotamase progressed on schedule with respect to both capsule and sachet products.  Sachet formulation development was substantially completed and pilot-scale feasibility was executed demonstrating manufacturability.

In March 2015, we received a research award from Cystic Fibrosis Foundation Therapeutics Inc. of up to $3 million to support the manufacturing and clinical development of our novel pancreatic enzyme replacement therapy, Sollpura™ (liprotamase).  Cystic Fibrosis Foundation Therapeutics is a non-profit affiliate of the Cystic Fibrosis Foundation which supports and governs activities related to cystic fibrosis drug discovery through the many stages of drug development and clinical evaluation.

Blisibimod – Systemic Lupus Erythematosus

In February 2015, we modified the primary efficacy endpoint of CHABLIS-SC1 from the SRI-8 responder index to SRI-6 (previously a secondary endpoint of the study).  The SRI (SLE Responder Index) is a recognized endpoint by the FDA for previously approved therapeutics. The change in primary efficacy endpoint was based on our Scientific Advisory Board’s evaluation of published clinical data from other recent lupus studies with BAFF inhibitors in which the outcomes as measured using SRI-6 endpoint were more consistent.  Subsequent to the amendment of the primary endpoint, an independent un-blinded statistician conducted an interim analysis of CHABLIS-SC1 based on the proportion of responders to the SRI-6 at a pre-specified time point. Based on this analysis, the un-blinded statistician recommended the study to continue to completion as planned.  We anticipate full enrollment of 400 patients in the CHABLIS-SC1 trial to be completed this year with top-line efficacy data expected in the second half of 2016.

Blisibimod – IgA Nephropathy

In March 2015, an interim analysis of the BRIGHT-SC study was conducted by an independent un-blinded statistician, who evaluated several important biomarkers of renal disease in IgA nephropathy amongst patients with who had completed at least 8 weeks of treatment.  Based on the results of the interim analysis, it was recommended that the BRIGHT-SC trial should continue to completion.  Following this outcome, in collaboration with our partner Zenyaku, we are expanding the number of BRIGHT-SC worldwide clinical sites.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing the development and commercialization of innovative medicines that benefit patients with unmet medical needs. Our first Phase 3 product candidate, blisibimod, targets B-cell activating factor, or BAFF, which has been shown to be elevated in a variety of B-cell mediated autoimmune diseases, including systemic lupus erythematosus, or lupus, and Immunoglobulin A nephropathy, an orphan disease with no approved treatment to address its root cause. Our second Phase 3 product candidate, liprotamase, is a novel non-porcine investigational Pancreatic Enzyme Replacement Therapy (“PERT”) intended for the treatment of patients with Exocrine Pancreatic Insufficiency (“EPI”), often seen in patients with cystic fibrosis and other conditions. We are working with the Cystic Fibrosis Foundation in hopes of delivering a new option to patients left behind by currently available therapies.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
License fee	$49	$—
Sponsored research and development	196	—
Total revenues	245	—

Operating Expenses:
Research and development	$5,995	$5,765
General and administrative	1,907	1,844
Total operating expenses	7,902	7,609
Loss from operations	(7,657)	(7,609)

Other Expenses:
Interest expense	—	(259)
Other expense	(3)	(48)
Total other expenses	(3)	(307)
Net loss	$(7,660)	$(7,916)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.28)	$(0.39)
Weighted-average number of shares used in per share calculation: Basic and diluted	27,595,081	20,132,252

	ANTHERA PHARMACEUTICALS, INC. BALANCE SHEET DATA (in thousands, except share data) (unaudited)

	March 31, 2015	December 31, 2014

Cash and cash equivalents	$41,648	$2,639
Accounts receivable	$650	$-
Total assets	$43,569	$3,490
Total deferred revenue	$2,051	$-
Total liabilities, excludes deferred revenue	$6,406	$5,751
Accumulated deficit	$(324,471)	$(316,811)
Total shareholders' equity (deficit)	$35,112	$(2,261)
Common shares outstanding	35,816,364	23,005,209